EXHIBIT 10.1

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted Restricted Stock Units representing shares of Common Stock of Atheros Communications, Inc. (the “Company”) on the following terms and pursuant to such other terms and conditions as are set forth in the Restricted Stock Unit Agreement and the Atheros Communications, Inc. 2004 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document. Certain capitalized terms used in this Notice of Restricted Stock Unit Award are defined in the Plan.

Name of Participant:	____________________________________

Total Number of Restricted Stock Units Granted:	____________________________________

Date of Grant:	_____________ _____, _____

Vesting Start Date:	_____________ _____, _____

Vesting Schedule:

By signing this document, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Atheros Communications, Inc. 2004 Stock Incentive Plan and the Restricted Stock Unit Agreement.

By signing this document you further agree that the Company may deliver by email all documents relating to the Plan or this award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

[NAME OF PARTICIPANT]	ATHEROS COMMUNICATIONS, INC.

By:

Its:
Print Name

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Payment for Restricted Stock Units	No payment is required for the Restricted Stock Units you receive.

Vesting	Subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), your Restricted Stock Units vest in accordance with the schedule set forth in the Notice of Restricted Stock Unit Award.

Forfeiture

When your common-law employment with the Company or a Subsidiary terminates for any reason, vesting of your Restricted Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Restricted Stock Units that are not vested as of the date such Service terminates

This means that the unvested Restricted Stock Units will immediately be cancelled. You receive no payment for Restricted Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Restricted Stock Units	Your Restricted Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of Restricted Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Restricted Stock Units are settled by issuing shares of the Company’s Common Stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Restricted Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Restricted Stock Units. For instance, you may not use your Restricted Stock Units as security for a loan.

Settlement of Restricted Stock Units

Each of your Restricted Stock Units will be settled when it vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Restricted Stock Unit; provided, however, that no fractional Share will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.

Withholding Taxes and Stock Withholding	No stock certificates will be distributed to you unless any withholding taxes that may be due as a result of this award have been paid. By signing this Agreement, you authorize the Company or your actual employer to withhold all applicable withholding taxes legally payable by you. The Company, in its sole discretion, may withhold shares of Common Stock that otherwise would be distributed to you when the units are settled to satisfy the withholding obligation, but not in excess of the amount of shares necessary to satisfy the minimum withholding amount. The Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of the Company’s Common Stock issued upon settlement of the Restricted Stock Units at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Stock Units covered by this Award will be adjusted pursuant to the Plan.

Beneficiary Designation	You may dispose of your Restricted Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Restricted Stock Units that you hold at the time of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.